Exhibit 99.7

FOR IMMEDIATE RELEASE Contact: Fell Herdeg Telephone: 203-846-2274 x 119 Facsimile: 203-846-1776 fell.herdeg@soundprints.com

TRUDY CORPORATION ANNOUNCES AMENDMENT TO THE DEFINITIVE PURCHASE AGREEMENT FOR
ACQUISITION BY MMAC, LLC OF SUBSTANTIALLY ALL THE ASSETS OF TRUDY CORPORATION

Norwalk, Connecticut – June 21, 2010 – Trudy Corporation (OTCBB:TRDY) announced today that it had entered into an amendment to the previously announced Asset Purchase Agreement, dated December 18, 2009, whereby Trudy would sell substantially all of its assets to MMAC, LLC, which also would assume certain liabilities of Trudy (with the exception of $2.7 million of debt owed to a principal shareholder and Chairman of Trudy, William W. Burnham).

Under the terms of the original Asset Purchase Agreement, Trudy would receive a note in the principal amount of $225,000 from MMAC (the “Buyer Note”) and an equity interest in MMAC, not to exceed 33%, determined in accordance with the net asset value (“NAV”) of Trudy at Closing. The note and equity would be transferred to Mr. Burnham in consideration of his release of the debt owed to him by Trudy. It was a condition of Closing that such NAV be not less than negative $200,000 (-$200,000).

Under the terms of the amendment, the condition of Closing has been amended to provide that the NAV be not less than (-$442,000), taking into account any adjustment resulting from accounting changes and any cash payment by Mr. Burnham to Trudy referred to below.

In addition, if the NAV is greater than negative $442,000 (-$442,000), but is equal to or less than negative $200,000 (-$200,000), the Buyer Note would be reduced by an amount equal to the difference between negative $100,000 (-$100,000) and the NAV.  In connection with the reduction of the Buyer Note, Mr. Burnham would receive a number of Common Units, determined pursuant to the Operating Agreement.

In the event that the NAV is equal to or less than negative $442,000 (-$442,000), the Buyer Note would be reduced to zero. Certain accounting credits for Trudy for returnable sales and inventory obsolescence, subject to a $100,000 cap, could be used to offset the NAV if it is equal to or less than negative $442,000 (-$442,000).  After taking into account such accounting credits, if available, Mr. Burnham would be required to make up the difference between the NAV (plus such accounting credits) and negative $442,000 (-$442,000) by a cash payment to Trudy at Closing. Mr. Burnham would receive a number of Common Units in respect of such cash payment, determined pursuant to the Operating Agreement.

As previously announced, at Closing, MMAC will assume loans made to Trudy by an affiliate of MMAC. The aggregate amount of principal so loaned is currently $545,000.

The closing of the sale of assets and assumption of liabilities continues to be subject to compliance with U.S. securities laws, including the clearance with the Securities and Exchange Commission of an Information Statement and a Transaction Statement on Schedule 13E-3, both of which will be mailed to all of Trudy’s shareholders for their information, as well as other closing conditions. A Closing is expected in July or August 2010.

About Trudy Corporation

Founded in 1947 as a stuffed toy manufacturer, Trudy Corporation today is a prominent publisher of educational story books, read along audiobooks and plush toy manipulatives under licenses with the Smithsonian Institution, American Veterinary Medical Association and the African Wildlife Foundation. It also holds “edutainment” novelty book and audiobook licenses with Disney Publishing Worldwide, Inc, and Sesame Workshop. The Company’s Soundprints products may be found in school libraries, museums, zoos and aquaria flagged by their many Teacher’s Choice, Parents Choice and Benjamin Franklin Awards. Studio Mouse is the leading publisher of book and audio novelty books distributed in warehouse clubs and the mass market. Over 35% of Studio Mouse and Soundprints products are sold internationally in 35 countries. The Company holds a Disney license in the Spanish language for Spain. Believing that educational manipulatives and an audio component to books are critical to developing reading skills and fostering literacy in schools and home, the Company bought MusicForLittlePeople.Com and the companion direct mail catalog in 2008 to build the Company’s direct to consumer and library business.
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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended March 31, 2009 and Form 10-Q for the three months ended December 31, 2009, as filed with the Securities and Exchange Commission.

Contact Information:

Fell Herdeg (800) 228-7839 x. 119; fell.herdeg@soundprints.com
Web Sites: www.musicforlittlepeople.com; www.soundprints.com